UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OREGON PACIFIC BANCORP

(Name of registrant in its charter)

Oregon (State of incorporation)	71-0918151 (I.R.S. Employer Identification No.)

1355 Highway 101
P. O. Box 22000
Florence, Oregon 97439
(Address of principal executive offices)
Issuer’s telephone number: (541) 997-7121

Agent for service: Joanne Forsberg, Secretary
1355 Highway 101, Florence, Oregon
Telephone number: (541) 997-7121

Approximate date of commencement of proposed sale to public:
From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☑

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered	per Unit*	Offering Price	Registration Fee

Oregon Pacific Bancorp Common Stock	500,000 Shares	$6.95	$3,475,000	$319.70
(no par value)

*	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the bid and ask prices as of February 3, 2003.

PROSPECTUS

OREGON PACIFIC BANCORP

500,000 SHARES
Common Stock
(no par value)

OREGON PACIFIC BANCORP DIVIDEND REINVESTMENT PLAN

     Oregon Pacific Bancorp (“Bancorp”) is offering shares of its Common Stock through its Dividend Reinvestment Plan (the “Plan”) to its shareholders. Bancorp became the holding company of Oregon Pacific Banking Co. (the “Bank”) effective January 1, 2003. The Plan is substantially the same as the dividend reinvestment plan offered to shareholders of the Bank. If you were enrolled in the Bank’s reinvestment plan, you will be deemed automatically enrolled in the Plan described herein. However, if you were so enrolled and do not want to participate in Bancorp’s Plan, please notify us by calling Joanne Forsberg at (541) 997-7121, or notify us in writing at Telecopy No. (541) 997-2774.

     The Plan permits shareholders to acquire additional shares of Bancorp Common Stock through the automatic reinvestment of cash dividends. Participation in the Plan is voluntary. Those holders of Common Stock who do not participate in the Plan will receive cash dividends, as declared, as usual. The Plan applies only to cash dividends, not to stock dividends or stock splits. Neither Bancorp nor the Bank can provide any assurance of a profit or protection against loss on shares of Common Stock acquired under the Plan. This Prospectus relates to 500,000 shares of Common Stock registered under the Plan. Please retain this Prospectus for future reference.

     This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. No person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offering made hereby, and if given or made such information or representation must not be relied upon as having been authorized by Oregon Pacific Bancorp. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE REGULATORY AGENCY, NOR HAS THE COMMISSION OR ANY SUCH AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE OFFERED SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF OREGON PACIFIC BANCORP AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

The date of this Prospectus is January 27, 2003.

OREGON PACIFIC BANCORP
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
DIVIDENDS
PRICE RANGE OF COMMON STOCK
DESCRIPTION OF THE PLAN
USE OF PROCEEDS
DESCRIPTION OF CAPITAL STOCK
LEGAL MATTERS
ACCOUNTING AND AUDIT MATTERS
INDEMNIFICATION
SIGNATURES
EXHIBIT INDEX
EXHIBIT 5
EXHIBIT 23
EXHIBIT 99

OREGON PACIFIC BANCORP

     Oregon Pacific Bancorp (hereinafter, the “Company”) is the holding company of Oregon Pacific Banking Co., an Oregon banking corporation (the “Bank”). The Bank, which was established on December 17, 1979, is a full-service commercial bank that provides a broad range of depository and lending services to commercial enterprises, governmental entities and individuals. The Bank conducts its deposit-taking principally in Florence, Oregon and the surrounding communities along the Siuslaw River and Oregon’s coast through its main office and full-service Safeway store branch, both located in Florence. The Bank has extended its lending activities to three new territories, namely Eugene-Springfield, Roseburg, and Coos Bay, Oregon.. Additional financial services provided by the Bank include trust and asset management services and brokerage services. Such services are provided at the main office in Florence and at offices in Roseburg and Coos Bay, Oregon.

AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and in accordance therewith files reports and other information with the Securities and Exchange Commission (the “Commission”). As the holding company of the Bank, the Company is the Bank’s successor entity for reporting purposes under the Exchange Act. Through the third quarter of 2002, the Bank filed quarterly and annual statements under Section 13 of the Exchange Act with the offices of the Federal Reserve Bank. Beginning with its 10-K for the 2002 fiscal year, which ended December 31, 2002, the Company, as the successor reporting entity to the Bank, will file quarterly and annual reports under the Exchange Act with the Commission.

     Proxy statements, reports and other information concerning the Company filed for the period beginning January 1, 2003 can be inspected at public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission’s Pacific Regional Office in Los Angeles, 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648, and copies of such material can be obtained from such facilities and the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Any person can obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

     Proxy statements, reports and other information concerning the Bank filed prior to January 1, 2003 can be inspected at public reference facilities maintained by the Federal Reserve Bank at 550 17th Street, N.W., Washington, D.C. 20429 and at the offices of the Federal Reserve Bank of San Francisco, 101 Market Street, San Francisco, California 94105, and copies of such material can be obtained from such facilities at prescribed rates.

     This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933 and to which reference is hereby made.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference in this Prospectus the following documents: the Annual Report of the Bank on Form 10-K as filed with the Federal Reserve Bank for the year ended December 31, 2001, including all financial statements and other exhibits attached to Form 10-K, and the Quarterly Reports of the Bank on Form 10-Q for the quarters ending March 31, June 30 and September 30, 2002.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     Any person receiving a copy of this Prospectus may obtain without charge, upon oral or written request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates. Requests should be directed to Oregon Pacific Bancorp, attention of Joanne Forsberg, Secretary, P. O. Box 22000, Florence, Oregon 97439, telephone (541) 997-7121. The executive offices of the Company are located at 1355 Highway 101, Florence, Oregon 97439.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

January 27, 2003

Dear Fellow Shareholder:

     I am pleased to send you this Prospectus describing the Dividend Reinvestment Plan of Oregon Pacific Bancorp. This Plan offers you a convenient opportunity to acquire additional shares of Oregon Pacific Bancorp Common Stock through the reinvestment of cash dividends. The Plan was authorized by the Board of Directors of Oregon Pacific Bancorp on January 21, 2003.

     The Plan is substantially the same as the dividend reinvestment plan previously in effect for Oregon Pacific Banking Co. (the “Bank”) prior to the creation of Oregon Pacific Bancorp as the Bank’s holding company.

     Prior enrollment in the Bank’s reinvestment plan will make you automatically enrolled in the Plan described in this Prospectus. However, if you were enrolled in the Bank’s reinvestment plan and do not want to be enrolled in the Company’s Plan, please notify us by calling Joanne Forsberg at (541) 997-7121, or notify us in writing at Telecopy No. (541) 997-2774. If we receive such notification of withdrawal by March 30, 2003, any shares issued to you from the reinvestment of cash dividends during the first quarter of 2003 will be rescinded and you will receive the dividend in cash. If you are not now enrolled, you may enroll by completing the enclosed Enrollment Authorization Form and returning it to the Plan Administrator. In addition, please retain this Prospectus for future reference.

     The following pages describe the Plan in a question-and-answer format. I urge you to read this Prospectus carefully since it should answer most questions you may have about the Plan. Please direct any further questions to the Plan Administrator, c/o Oregon Pacific Bancorp, attention Joanne Forsberg, Secretary, P. O. Box 22000, Florence, Oregon 97439, telephone (541) 997-7121, and mention the Plan in your correspondence.

Sincerely,

/s/ Thomas K. Grove Thomas K. Grove, President and Chief Executive Officer

DIVIDENDS

Oregon Pacific Banking Co. Dividend History

     Oregon Pacific Bancorp (the “Company”), as a newly formed corporate entity established for the purpose of serving as the holding company of Oregon Pacific Banking Co. (the “Bank”), has no history of paying dividends. The Company’s management intends to follow the same practices and methods for declaring dividends that were followed by the Bank. There is no assurance, however, that the dividends to be paid by the Company will be comparable in amount or frequency to the dividends previously paid by the Bank.

     The following sets forth, for the periods shown, the cash dividends declared by the Bank per share of its common stock in each such year:

Quarter Ending	Record Date	Payment Date	Price Per Share

2000

March 31	04/30/00	05/19/00	$.07
June 30	07/31/00	08/25/00	.06
September 30	10/31/00	11/17/00	.06
December 31	01/31/01	02/23/01	.06

2001

March 31	05/15/01	05/25/01	.55	*
June 30	07/31/01	08/22/01	.07
September 30	10/01/01	11/16/01	.07
December 31	01/31/02	02/15/02	.05

2002

March 31	05/15/02	04/30/02	.05
June 30	07/30/02	07/30/02	.05
September 30	11/15/02	11/27/02	.03
December 31	01/24/03	02/07/03	.05

*	Special cash-only dividend. The Bank suspended its Dividend Reinvestment Plan in declaring and paying this dividend.

PRICE RANGE OF COMMON STOCK

     The creation of the Company as the holding company of the Bank became effective January 1, 2003, on which date each share of Bank was deemed exchanged for one share of Company Common Stock. The Company issued shares without certificates, as did the Bank.

     As was the case with the common stock of the Bank, there is no established market for the Company’s Common Stock, and the stock is not listed on and does not trade on any exchange or system. There is no expectation that an established market will develop for the Company’s Common Stock. The Company’s common stock is available for trading on the Over-the-Counter Bulletin Board under the symbol “OPBC.”

     The following table sets forth certain transaction prices per share for shares of Bank stock for the periods shown. This price information is based entirely on our records of actual prices paid and received for our stock at various times, and does not include any over-the-counter market quotations. This historical information is based solely on prices and information reported to us by those persons whose transactions have come to our attention. Transaction prices for the stock are established by willing buyers and willing sellers who enter into voluntary transactions for the purchase or sale of the stock. Such prices are not predictive of future prices. The following table sets forth the high and low transaction price information per share for our common stock for the quarterly periods shown. These prices do not reflect inter-dealer quotations, and do not include any retail markups, markdowns or commissions. Also, repurchase transactions under the Bank’s stock repurchase plan are excluded from the prices shown below.

	High	Low

2002

First Quarter	$6.00	$5.20
Second Quarter	$7.60	$5.30
Third Quarter	$7.60	$6.50
Fourth Quarter	$7.25	$6.80

2001

First Quarter	$5.88	$4.50
Second Quarter	$5.90	$4.60
Third Quarter	$5.75	$5.10
Fourth Quarter	$5.75	$5.20

2000

First Quarter	$8.00	$6.75
Second Quarter	$6.50	$5.50
Third Quarter	$6.63	$5.13
Fourth Quarter	$5.19	$4.00

DESCRIPTION OF THE PLAN

     The following, in question-and-answer form, are the provisions of the Company’s Dividend Reinvestment Plan (the “Plan”). As used below, “Company” refers to Oregon Pacific Bancorp, “Common Stock” refers to the common stock of the Company and “Plan Administrator” refers to Oregon Pacific Banking Co..

     Participation in the Plan is completely voluntary. Those holders of the Common Stock of the Company who do not choose to participate in the Plan will receive cash dividends, as declared, as usual. The Plan applies only to cash dividends, not to stock dividends or stock splits. Neither the Company nor the Bank can provide any assurance of a profit or protection against loss on any shares of Common Stock acquired under the Plan.

Purpose

1.     What is the purpose of the Plan?

     The purpose of the Plan is to provide holders of the Company’s Common Stock with a simple and convenient way to reinvest cash dividends otherwise payable on their shares in additional shares of Company Common Stock. The investment is made without payment of any brokerage commission or service charge. Further, insofar as the shares of Common Stock issued under the Plan will be acquired directly from the Company, the Company will receive additional funds for general corporate purposes.

Advantages and Disadvantages

2.     What are the advantages and disadvantages of the Plan?

     The chief advantage of the Plan is that participants may automatically reinvest their cash dividends otherwise payable on their Common Stock in additional shares of Common Stock without any fees or transaction charges.

     However, the purchase of the Common Stock is an equity investment. There is no assurance that Common Stock purchased through reinvestment of dividends can be sold later at or above the purchase price. The shares of Common Stock are not savings accounts or deposits, and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency. Owning the Common Stock involves investment risk, including the possible loss of principal.

Certain Restrictions

3.     Are there any restrictions on reinvestment with cash dividends under the Plan?

     At the time of enrollment in the Plan, a shareholder must elect whether to apply 100% of the cash dividends otherwise payable to the shareholder for reinvestment under the Plan. A shareholder may withdraw this election at any time in writing by following the procedures established for the administration of the Plan, but a shareholder may not specify any cash dividend reinvestment percentage other than 100%.

4.     Must I formally enroll in the Plan if I was already enrolled in the Bank’s plan?

     On January 1, 2003 the Company became the sole shareholder and holding company of the Bank, and all shareholders of the Bank became shareholders of the Company. The previous plan offered by the Bank is therefore no longer in effect. All shareholders of the Company who were participating in the Bank’s Plan will be deemed to be automatically enrolled in the Company’s Plan. However, any Company shareholder who does not wish to participate may so notify the Plan Administrator. If such notice is received by March 30, 2003, then the shareholder who wishes to withdraw shall be deemed to have withdrawn effective January 1, 2003, all shares issued to the shareholder under the DRIP during the first quarter of 2003 shall be rescinded, and the shareholder shall receive the dividend in cash.

Participation

5.     Who is eligible to participate?

     Registered shareholders with addresses in the United States are eligible to participate in the Plan. Beneficial owners of Common Stock whose shares are held of record by a holder with an address in the United States are also eligible to participate in the Plan. You are a registered shareholder if your shares are registered in your name on the stock transfer books of the Company. You are a beneficial owner of Common Stock if your shares are registered in some other name, like that of a bank, broker or other nominee.

     While a registered shareholder may participate in the Plan directly, a beneficial owner must either become a registered shareholder, by having shares transferred into his or her own name, or must make arrangements with his or her broker, bank or other nominee to participate in the Plan on his or her behalf.

     You are not eligible to participate in the Plan if you reside in a jurisdiction in which it is unlawful for the Company to permit your participation. Your right to participate in the Plan is not transferable apart from a transfer of your underlying Common Stock to another person.

6.     How does an eligible shareholder participate?

     A registered holder of Common Stock may join by signing an Enrollment Authorization Form and returning it according to the instructions of the Plan Administrator. An Enrollment Authorization Form has been enclosed with the mailing of this Prospectus to Company shareholders. In addition, Enrollment Authorization Forms may be obtained at any time by written or telephone request to the Plan Administrator at the address or telephone number provided under Question 23 below.

     If a participant’s shares are registered in more than one name or a representative capacity is indicated (e.g., joint tenants, trustees, etc.), all registered shareholders must sign the Enrollment Authorization Form exactly as their names appear on the account registration.

     Beneficial owners whose shares are held at a securities depository and who wish to participate in the Plan must instruct their broker, bank or other nominee to make arrangements with the depository to permit such beneficial owners to participate in the Plan.

7.     When may I join the Plan?

     An eligible shareholder may join the Plan at any time. If an Enrollment Authorization Form specifying reinvestment of cash dividends is received by the Plan Administrator no later than five (5) business days prior to the payment date established for a particular cash dividend, reinvestment will commence with that cash dividend. If the Enrollment Authorization Form is received later than five (5) business days prior to the payment date established for a particular cash dividend, then the reinvestment of cash dividends will not begin until the cash dividend payment date following the next record date.

     For example, if the cash dividend payment date is March 30, the shareholder’s Enrollment Authorization Form must be received by the Plan Administrator no later than five (5) business days prior to March 30 for the shareholder’s election to participate in the Plan to be effective for that particular payment. If the Enrollment Authorization Form is received later than the deadline, the shareholder’s election to participate in the Plan will be effective for dividend payments made after March 30.

8.     What does the Enrollment Authorization Form provide?

     The Enrollment Authorization Form provides for the acquisition of additional shares of Common Stock through the reinvestment of 100% of the cash dividend payable to the enrolled shareholder. This means that 100% of the cash dividend will be used to acquire additional shares of Company Common Stock for the enrolled shareholder.

     Once shareholder has enrolled in the Plan, the shareholder will continue to participate in the Plan until participation in the Plan, or the Plan itself, is terminated. See the discussion under Question 19 for more information about terminating participation.

Expenses

9.     Are there any expenses to participants in connection with the Plan?

     Participants will incur no brokerage commissions or service charges for reinvestments made under the Plan. All costs of record-keeping and administration of the Plan will be paid by the Company.

Time and Manner of Reinvestments

10.     When will shares be acquired under the Plan?

     Cash dividends will be reinvested on or promptly after the date which is the cash dividend payment date. No interest shall be paid on funds held by the Plan Administrator pending reinvestment.

11.     At what price will shares of Common Stock be acquired under the Plan?

     The Common Stock issued under the Plan shall be at a price per share equal to a weighted average, consisting of the average of the most recent aggregate sales of no less than 1% of the Company’s issued and outstanding stock determined as of the record date of the dividend. Repurchases of Common Stock by the Company shall not be included. For any periods prior to January 1, 2003 used for such calculations, “Company” shall mean the Bank.

     For example, as of November 15, 2002, the record date for the Bank’s 2002 third quarter dividend, there were 2,132,061 shares of Bank Common Stock issued and outstanding. One percent of that amount was 21,320. The weighted average value of the Bank’s shares for Plan purposes as of that date was $7.01 per share. This was determined through taking the weighted average value of the following transactions ($150,751 divided by 21,500 shares):

Date of Sale	No. of Shares	Price Per Share	Total Price

10/01/02	1,000	$6.900	$6,900
10/10/02	1,000	$6.950	6,950
10/17/02	100	$7.000	700
10/17/02	100	$7.250	725
10/22/02	900	$7.000	6,300
10/22/02	9,000	$7.000	63,000
10/22/02	9,400	$7.040	66,176

Total	21,500		$150,751

12.     What will be the source of the shares acquired under the Plan?

     The shares acquired with cash dividends under the Plan shall derive from the authorized but unissued shares of Company common stock. The Company may also purchase shares from shareholders in order to implement any provision of the Plan.

13.     How are shares acquired under the Plan?

     The cash dividends otherwise payable to a participant under the Plan shall be automatically reinvestment in additional shares of Common Stock effective as of the payment date for the dividend, except when prohibited under any applicable federal or state securities laws. Common Stock acquired under the Plan shall be newly issued shares.

14.     Does the Plan apply to stock dividends or stock splits?

     No. The Plan applies only to the reinvestment of cash dividends declared by the Board of Directors of the Company. If the Board of Directors declares a stock dividend, or in the event of a stock split, shareholders on the applicable record date will receive stock in accordance with the terms of the stock dividend or stock split.

Administration

15.     Who administers the Plan?

     Oregon Pacific Banking Co., the Company’s wholly-owned subsidiary, will serve as Plan Administrator. The function of the Plan Administrator is to administer the Plan for participants, keep records, interpret and resolve issues relating to the Plan and perform other duties necessary to implement and operate the Plan.

16.     What will Plan participants receive to show their reinvestments under the Plan?

     As soon as practicable after each dividend reinvestment date, participants who are shareholders of record will receive a statement showing their acquisition of shares of Common Stock of the Company.

Termination of Participation in Plan

17.     How may I terminate my participation in the Plan?

     A registered shareholder who wishes to terminate participation in the Plan must submit a written request clearly indicating his or her intention to terminate the reinvestment of dividends on all shares owned by the participant. A request to terminate participation in the Plan must be sent to the Plan Administrator at the address provided under Question 23 below. The termination request must be received by the Plan

Administrator no later than five (5) business days prior to the payment date established for a particular cash dividend in order to be effective with respect to that dividend.

Summary of Federal Income Tax Consequences

18.     Are there any federal or state income tax consequences of participation in the Plan?

     The following brief summary is based upon an interpretation of current federal tax law which the Company intends to follow for information reporting purposes. Nothing in the summary should be construed as tax or legal advice to any Company shareholder. Each participant should consult with his or her own tax advisor to determine the particular tax consequences to the Plan participant, including state tax consequences (which will vary from state to state), resulting from participation in the Plan and a subsequent disposition of shares of Common Stock acquired under the Plan.

     A.     Dividend Reinvestment

     A participant will be treated for federal income tax purposes as having received, on the cash dividend payment date, a cash dividend equal to the amount reinvested by the participant on that date in shares of Common Stock acquired directly from the Company. Such shares will have a tax basis equal to the amount of the cash dividend reinvested in Company Common Stock.

     The Company will issue a Form 1099 to all shareholders, including Plan participants, reflecting all cash dividends paid to shareholders or reinvested in Common Stock under the Plan.

     B.     Holding Period

     A participant’s holding period for Common Stock acquired pursuant to the Plan will begin on the day following the date on which shares are acquired for the participant’s account.

     C.     Backup Withholding

     Any dividends credited to a participant who is subject to backup withholding under federal income tax law will have the required amount withheld before the cash dividends are reinvested under the Plan.

     D.     Additional Information

     A participant will realize gain or loss upon the sale or exchange of shares of Common Stock acquired under the Plan. The amount of any such gain or loss will be the difference between the amount that the participant received on the sale or exchange of the shares, and the tax basis of the shares transferred or exchanged. Such gain or loss will be capital in character if such shares are a capital asset in the hands of the participant, or may be an ordinary gain, depending upon how the sale or exchange is characterized for tax purposes.

     For further information as to the tax consequences of participation in the Plan, participants should consult their own tax advisors.

Additional Administrative Matters

19.     What liability does the Plan Administrator have under the Plan?

     The Plan Administrator shall not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon a participant’s death, the prices at which shares are acquired under the Plan, the times when reinvestments are made or the value of the Common Stock.

     The participant should recognize that neither the Company nor the Plan Administrator can provide any assurance of a profit or protection against loss on any shares of Common Stock acquired under the Plan.

20.     Can the Company or the Plan Administrator terminate a person’s participation in the Plan?

     The Company or the Plan Administrator may terminate any person’s participation in the Plan at any time for any reason by notice in writing mailed to the participant

21.     May the Plan be changed, suspended or discontinued?

     Yes. The Company has and reserves the right to suspend or terminate the Plan at any time, including without limitation the period between a dividend record date and the related dividend payment date. It also reserves the right to make modifications to the Plan. Participants will be notified of any such suspension, termination or modification.

22.     Who interprets and resolves questions arising under the Plan?

     Any question of interpretation arising under the Plan shall be determined by the Company and any such determination shall be final.

23.     Where should I send correspondence regarding the Plan?

     Please direct any correspondence and communications to the Plan Administrator, c/o Oregon Pacific Bancorp, attention Joanne Forsberg, Secretary, P. O. Box 22000,

Florence, Oregon 97439, telephone (541) 997-7121. Please mention the Plan in your correspondence.

USE OF PROCEEDS

     The Company has no basis for estimating the number of shares of Common Stock that will be sold under the Plan, or the prices at which such shares will be sold. However, all net proceeds of such sales will be used to increase capital and for the general corporate and business purposes of the Company and its subsidiary, including loans to customers, purchases of investment securities, and expanded efforts to grow deposits and other assets.

DESCRIPTION OF CAPITAL STOCK

     The Company is authorized by its Articles of Incorporation to issue 10,000,000 shares of Common Stock. As of January 27, 2003, the Company had approximately 2,135,244 shares of Common Stock issued and outstanding. All shares of Common Stock are entitled to share equally in dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company, and upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Registrant available for distribution to shareholders. Each holder of Common Stock is entitled to one vote for each share on all matters submitted to the shareholders. There is no cumulative voting, redemption rights or right of conversion in existence with respect to the Common Stock. The Registrant’s Articles of Incorporation do not provide for preemptive rights to acquire additional shares of Common Stock when issued. All of the outstanding shares of Common Stock are, upon payment therefor, fully paid and non-assessable.

     The Common Stock is an equity security, and is not a savings account, deposit account or other obligation of a bank. Investments in the Common Stock are not insured, backed or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency.

LEGAL MATTERS

     The validity of the Common Stock offered under this prospectus has been passed upon by Bennett H. Goldstein, Attorney at Law, Portland, Oregon, outside counsel to the Company. Mr. Goldstein owns 500 shares of Common Stock.

ACCOUNTING AND AUDIT MATTERS

     Moss Adams LLP, independent auditors, audited the Bank’s financial statements included in its Annual Report on Form 10-K for the year ended as of December 31, 2001, as set forth in the auditors’ report, which is incorporated by reference in this Prospectus and elsewhere in the Company’s registration statement. This incorporation by reference is in reliance upon such auditors’ authority as experts in accounting and auditing.

INDEMNIFICATION

     Under Oregon statutory law and the Articles of Incorporation and Bylaws of the Company, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933. The Company’s Articles of Incorporation and Bylaws require the Company to indemnify its directors, officers and employees to the fullest extent permitted by Oregon law. Such indemnification extends to liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as such, including proceedings under the Securities Act of 1933 or the Securities Exchange Act of 1934. These documents further provide that the rights conferred under them shall not be deemed to be exclusive of any other right such persons may have or acquire under any statute, bylaw, agreement, general or specific action of the Board of Directors of the Company, vote of shareholders or other document or arrangement. The Articles of Incorporation of the Company preclude, with certain exceptions, the Company and its shareholders from recovering monetary damages from directors for business decisions found by a court to have been negligent, including decisions relating to a change in control of the Company.

     Subject to certain exclusions as to coverage, under policies of insurance issued to the Company each director and each officer of the Company and its subsidiary is insured against liability for losses incurred while acting as such director or officer. Subject to a deductible and certain exclusions, the Company is entitled to reimbursement under such policies for amounts paid by it as indemnification to such directors and officers. The cost of such insurance is borne by the Company.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

PART II. — INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14  Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses in connection with the offering described in this Registration Statement:

Securities and Exchange Commission registration fee*	$319.70
Legal fees and expenses	3,500.00
Accounting fees and expenses	300.00
Printing and distribution expenses	2,500.00
Miscellaneous	1,000.00

TOTAL	$7,619.70

* Actual; other expenses are estimated.

ITEM 15 (Item 702, Regulation S-K).

Indemnification of Officers and Directors

     Information included in Prospectus.

ITEM 16 (Item 601, Regulation S-K).

Exhibits

5	Opinion of Legal Counsel
23	Consent of Moss Adams LLP
99	Specimen Enrollment Form

ITEM 17 (Item 512, Regulation S-K).

Undertakings

(b) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4)  That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Florence, State of Oregon, on January 30, 2003.

OREGON PACIFIC BANCORP, Registrant

By:	/s/ Thomas K. Grove
Thomas K. Grove, President and CEO

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates shown.

DATE

/s/ Thomas K. Grove Thomas K. Grove, President, Chief Executive Officer and Director	January 31, 2003

/s/ Lydia G. Brackney Lydia G. Brackney, Director	January 31, 2003

/s/ A. J. Brauer, M.D. A. J. Brauer, M.D., Director and Chairman	January 31, 2003

/s/ Richard L. Yecny Richard L. Yecny, Director	January 31, 2003

/s/ R. Gary Hoberg R. Gary Hoberg, Director	February 3, 2003

Robert R. King, Director	January , 2003

/s/ Forrest G. Grigsby Forrest G. Grigsby, Director	January 31, 2003

/s/ Marteen L. Wick Marteen L. Wick, Director	January 31, 2003

EXHIBIT INDEX

Exhibits

5	Opinion of Legal Counsel
23	Consent of Moss Adams LLP
99	Specimen Enrollment Form